Exhibit 99.1

DSP Group Announces Intent to Declassify Its Board of Directors, the Selection of New Chairman and the Proposed Adoption of a Stock Ownership Policy

SAN JOSE, Calif., May 22, 2013—DSP Group, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, today announced a plan to declassify the Company’s Board of Directors, from three classes of directors to a single class, beginning in 2014.

The Company also announced that as a move to improve corporate governance Eliyahu Ayalon has decided to resign as Chairman of the Board so that role can be filled by a director who qualifies as an independent director under NASDAQ rules. Mr. Ayalon will remain a member of the Board following his resignation as non-executive Chairman, which will become effective upon the election of his successor.

Patrick Tanguy, a current independent director of the Company, has agreed to replace Mr. Ayalon as non-executive Chairman, subject to his election to this role by the Board.

Mr. Ayalon will continue to serve as an active board member and contribute to the Company and management, leveraging his strong relationships with key customers and suppliers across East Asia and Europe, and in helping the Company retain and attract key engineering talent in Israel.

A special meeting of the company’s Board of Directors will be scheduled promptly to consider the proposed declassification of the Company’s Board of Directors beginning in 2014 and the election of Mr. Tanguy as non-executive Chairman of the Board. At this meeting, the Board will also consider the establishment of stock ownership policy for members of the Board of Directors and the Company’s senior management, in accordance with the best practices of corporate governance.

Dr. Reuven Regev, Chairman of the Nomination & Corporate Governance Committee of the Board stated, “These proposed actions demonstrate the extent of the Board’s commitment to best-in-class corporate governance policies, and we believe these changes will be overwhelmingly endorsed by our Board of Directors.”

Ofer Elyakim, Chief Executive Officer of DSP Group, stated that “DSP Group is committed to building stockholder value and protecting the best interests of all our stockholders and, as such, I welcome these proposed steps to enhance our corporate governance practices.”

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, DECT ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies. DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go. For more information, visit www.dspg.com.

Important Additional Information

The Company has filed with the U.S. Securities and Exchange Commission (“SEC”) and provided to its stockholders a definitive proxy statement and a proxy supplement in connection with its 2013 annual meeting of stockholders. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE PROXY SUPPLEMENT AND OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by the Company at http://ir.dspg.com.

Certain Information Regarding Participants in the Solicitation

The Company, its directors and certain of its officers may be deemed to be participants in the solicitation of the Company’s stockholders in connection with its 2013 annual meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in the Company’s definitive proxy statement and proxy supplement for its 2013 annual meeting, which were filed with the SEC on April 22, 2013 and May 6, 2013, respectively. Stockholders may obtain a free copy of the proxy statement, the proxy supplement and other documents filed by the Company with the SEC from the sources listed above.

Contacts:

Investor Relations: Christopher Basta Director of Investor Relations, DSP Group Work: 1-408-240-6844 Cell: 1-631-796-5644 chris.basta@dspg.com

Daniel H. Burch, CEO

MacKenzie Partners, Inc.

Work: 1-212-929-5748

Cell: 1-516-429-2722

dburch@mackenziepartners.com

Paul R. Schulman, EVP

MacKenzie Partners, Inc.

Work: 1- 212.929.5364

Cell: 1- 203.856.6080
pschulman@mackenziepartners.com

Media Relations: Mike Sitrick and Jeff Lloyd Sitrick And Company Work: 1-310- 788-2850 Jeff_Lloyd@sitrick.com Mike_Sitrick@sitrick.com

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